EXHIBIT 1


                      FIFTH AMENDMENT TO RIGHTS AGREEMENT

          This Fifth Amendment (this "Amendment"), dated as of June 6, 1999, to the Rights Agreement, dated as of October 31, 1995 and amended as of February 16, 1998, September 18, 1998, October 5, 1998 and January 9, 1999 (the "Rights Agreement"), between GLOBAL INDUSTRIAL TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and THE BANK OF NEW YORK, a New York banking corporation (the "Rights Agent"); all capitalized terms not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

          WHEREAS, on October 20, 1995, the Board of Directors of the Company authorized the issuance of one Right for each share of Common Stock to be issued on the Effective Date of the Merger; and

          WHEREAS, Section 26 of the Rights Agreement provides that as long as the Rights are redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights; and

          WHEREAS, the Board of Directors of the Company has deemed it necessary and desirable to amend the Rights Agreement as set forth in this Amendment.

          NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

          Section 1.  Amendment to Section 1(x).  Section 1(x) is hereby amended
                      -------------------------
by deleting the definition of "Stock Acquisition Date" in its entirety and replacing it with the following:

          (x) "Stock Acquisition Date" shall mean the earlier of (i) the first date on which there shall be a public announcement by the Company (by any means) that a Person has become an Acquiring Person or (ii) the first time a Person who has made a tender or exchange offer for 15% or more of the outstanding shares of Voting Stock of the Company shall become an Acquiring Person as a result of the purchase of shares of Voting Stock pursuant to such tender or exchange offer or at any time during the 60 day period after the termination or expiration thereof.

          Section 2.  Amendment to Section 3(a). Section 3(a) is hereby amended
                      -------------------------
by deleting the following language "Until the close of business on the day which is the earlier of (i) the tenth day after the Stock
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Acquisition Date or (ii) the tenth business day" in the first sentence thereof and replacing it with the following phrase, "Until the time which is the earlier of (i) the Stock Acquisition Date or (ii) the Close of Business on the tenth Business Day".

          Section 3.  Amendment to Section 13(a).  Section 13(a) is hereby
                      --------------------------
amended by deleting the following language "then, on the first occurrence of any such event, proper provision shall be made so that" in the first sentence thereof and replacing it with the following phrase, "then, prior to the first occurrence of any such event, proper provision shall be made in a binding agreement between the Company and the Principal Party so that".

          Section 4.  Amendment to Section 23(a).  Section 23(a) is hereby
                      --------------------------
amended by deleting the following language "The Company may, at its option, but only by the vote of a majority of the Board of Directors, redeem all but not less than all of the then outstanding Rights, at any time prior to the Close of Business on the earlier of (i) the tenth day following the Stock Acquisition Date (subject to extension by the Company as provided in Section 26 hereof) or
(ii) the Final Expiration Date," in the first sentence thereof and replacing it with the following:

          The Company may, at its option, but only by the vote of a majority of the Board of Directors, redeem all but not less than all of the then outstanding Rights, at any time prior to the earlier of (i) the Stock Acquisition Date or (ii) the Close of Business on the Final Expiration Date,

          Section 5.  No Other Effect.  The Rights Agreement shall not otherwise
                      ---------------
be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby.

          Section 6.  Delaware Contract.  This Amendment shall be deemed to be a
                      -----------------
contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed and enforced in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

          Section 7.  Counterparts.  This Amendment may be executed in any
                      ------------
number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

                    GLOBAL INDUSTRIAL TECHNOLOGIES, INC.



                    By:     /s/ Jeanette H. Quay
                        ------------------------------------
                        Name:   Jeanette H. Quay
                        Title:  Vice President, General Counsel
                                and Secretary



                    THE BANK OF NEW YORK
                    RIGHTS AGENT



                    By:      /s/ James Diminu
                        ---------------------------------
                        Name: James Diminu
                        Title:Assistant Vice President


Attest:  /s/ Steve Myers
       ---------------------------
       Name:  Steve Myers
       Title: Assistant Treasurer